EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

ZOVIO INC
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	670,909	(2)	$0.80	(3)	$536,727.20	$0.0000927	$49.75
Total Offering Amounts							$536,727.20		$49.75
Total Fee Offsets (4)									$—
Net Fee Due									$49.75

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “common stock”), of Zovio Inc (the “Registrant”) which become issuable under the Amended and Restated Zovio Inc 2009 Stock Incentive Plan (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)    Represents an increase of shares of common stock to the number of shares available for issuance under the Plan effective as of January 1, 2022. Shares available for issuance under the 2009 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on May 13, 2009 (File No. 333-159220).

(3)     Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market, LLC on April 19, 2022.

(4)     The Registrant does not have any fee offsets.